Exhibit 99.1

RE/MAX HOLDINGS, INC. REPORTS THIRD QUARTER 2024 RESULTS

Total Revenue of $78.5 Million, Adjusted EBITDA of $27.3 Million

DENVER, October 31, 2024

Third Quarter 2024 Highlights

(Compared to third quarter 2023 unless otherwise noted)

▪	Total Revenue decreased 3.4% to $78.5 million
▪	Revenue excluding the Marketing Funds[1] decreased 3.3% to $58.4 million, driven by negative 3.0% organic growth[2] and 0.3% adverse foreign currency movements
▪	Net income attributable to RE/MAX Holdings, Inc. of $1.0 million and earnings per diluted share (GAAP EPS) of $0.05
▪	Adjusted EBITDA[3] increased 2.0% to $27.3 million, Adjusted EBITDA margin[3] of 34.8% and Adjusted earnings per diluted share (Adjusted EPS3) of $0.38
▪	Total agent count increased 174 agents, or 0.1%, to 145,483 agents
▪	U.S. and Canada combined agent count decreased 4.4% to 78,201 agents
▪	Total open Motto Mortgage franchises decreased 3.3% to 234 offices[4]

RE/MAX Holdings, Inc. (the “Company” or “RE/MAX Holdings”) (NYSE: RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage (“Motto”), the first and only national mortgage brokerage franchise brand in the U.S., today announced operating results for the quarter ended September 30, 2024.

“We continue to drive operational efficiency across the enterprise, which helped generate better-than-forecasted third-quarter financial results,” said Erik Carlson, RE/MAX Holdings Chief Executive Officer. “Our team is developing new revenue opportunities while working to run our core business better each day. That effort has contributed to our strong margin performance the past two quarters, which is an encouraging trend.”

Carlson continued: “Business optimization, having a growth mindset, and delivering the absolute best customer experience possible are the cornerstones of our playbook. We are making measurable progress on each of these. With increasing optimism about the trajectory of future interest rates, our growing global agent count, and our bold new initiatives – including providing innovative and enhanced technology products to our RE/MAX affiliates, improving the agent-customer experience by cultivating leads, and starting to monetize our digital assets – we are well-positioned to finish the year with positive momentum.”

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 1 of 16

Third Quarter 2024 Operating Results

Agent Count

The following table compares agent count as of September 30, 2024 and 2023:

	As of September 30,		Change
	2024	2023	#	%
U.S.	52,808	56,494	(3,686)	(6.5)
Canada	25,393	25,288	105	0.4
Subtotal	78,201	81,782	(3,581)	(4.4)
Outside the U.S. & Canada	67,282	63,527	3,755	5.9
Total	145,483	145,309	174	0.1

Revenue

RE/MAX Holdings generated revenue of $78.5 million in the third quarter of 2024, a decrease of $2.7 million, or 3.4%, compared to $81.2 million in the third quarter of 2023. Revenue excluding the Marketing Funds was $58.4 million in the third quarter of 2024, a decrease of $2.0 million, or 3.3%, versus the same period in 2023. The decrease in Revenue excluding the Marketing Funds was attributable to negative organic revenue growth of 3.0% and adverse foreign currency movements of 0.3%. Negative organic revenue growth was principally driven by a decrease in U.S. agent count and a reduction in revenue from previous acquisitions, partially offset by an increase in Broker fee revenue.

Recurring revenue streams, which consist of continuing franchise fees and annual dues, decreased $1.5 million, or 3.8%, compared to the third quarter of 2023 and accounted for 66.4% of Revenue excluding the Marketing Funds in the third quarter of 2024 compared to 66.7% of Revenue excluding the Marketing Funds in the prior-year period.

Operating Expenses

Total operating expenses were $63.3 million for the third quarter of 2024, a decrease of $39.0 million, or 38.1%, compared to $102.2 million in the third quarter of 2023. During the third quarter of 2023, the Company agreed to pay $55.0 million to settle various industry class-action lawsuits, which was recorded in the third quarter of 2023. A $24.9 million gain on reduction in tax receivable agreement liability was also recorded in the third quarter of 2023.

Selling, operating and administrative expenses were $35.9 million in the third quarter of 2024, a decrease of $7.2 million, or 16.6%, compared to the third quarter of 2023 and represented 61.5% of Revenue excluding the Marketing Funds, compared to 71.4% in the prior-year period. Third quarter 2024 selling, operating and administrative expenses decreased primarily due to lower personnel costs and a decrease in bad debt, legal, and other technology expenses.

Net Income (Loss) and GAAP EPS

Net income attributable to RE/MAX Holdings was $1.0 million for the third quarter of 2024 compared to net loss of ($59.5) million for the third quarter of 2023. Reported basic and diluted GAAP earnings per share were $0.05 each for the third quarter of 2024 compared to basic and diluted GAAP loss per share of ($3.28) each in the third quarter of 2023.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $27.3 million for the third quarter of 2024, an increase of $0.5 million, or 2.0%, compared to the third quarter of 2023. Third quarter 2024 Adjusted EBITDA increased primarily due to a decrease in bad debt, legal, personnel, and other technology expenses, partially offset by a decrease in U.S. agent count. Adjusted EBITDA margin was 34.8% in the third quarter of 2024, compared to 32.9% in the third quarter of 2023.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 2 of 16

Adjusted basic and diluted EPS were $0.39 and $0.38, respectively, for the third quarter of 2024 compared to Adjusted basic and diluted EPS of $0.40 each for the third quarter of 2023. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended September 30, 2024, assumes RE/MAX Holdings owned 100% of RMCO, LLC (“RMCO”). The weighted average ownership RE/MAX Holdings had in RMCO was 60.0% for the quarter ended September 30, 2024.

Balance Sheet

As of September 30, 2024, the Company had cash and cash equivalents of $83.8 million, an increase of $1.2 million from December 31, 2023. As of September 30, 2024, the Company had $441.8 million of outstanding debt, net of an unamortized debt discount and issuance costs, compared to $444.6 million as of December 31, 2023.

Share Repurchases and Retirement

As previously disclosed, in January 2022 the Company’s Board of Directors authorized a common stock repurchase program of up to $100 million. During the three months ended September 30, 2024, the Company did not repurchase any shares. As of September 30, 2024, $62.5 million remained available under the share repurchase program.

Impact of Hurricanes Helene and Milton

Several of the Company’s affiliates were impacted by the recent hurricanes. While the extent of the hurricanes’ full impact on the Company’s networks is not entirely known at this time, the Company currently estimates that its fourth quarter revenue will be lower than previously expected as financial support is provided to affected affiliates for a limited time. As a result, the Company’s fourth quarter and full year revenue (below) was reduced by approximately $1.0 million to $1.5 million, of which approximately 40% relates to the Marketing Funds, to reflect expected foregone revenue in the form of fee waivers provided to affiliates impacted by these storms.

Outlook

The Company’s fourth quarter and full year 2024 Outlook includes the impact of the fee waivers to hurricane-impacted affiliates and assumes no further currency movements, acquisitions, or divestitures.

For the fourth quarter of 2024, RE/MAX Holdings expects:

▪	Agent count to change 0.0% to 1.0% over fourth quarter 2023;
▪	Revenue in a range of $71.0 million to $76.0 million (including revenue from the Marketing Funds in a range of $18.5 million to $20.5 million); and
▪	Adjusted EBITDA in a range of $20.5 million to $23.5 million.

For the full year 2024, the Company now expects:

▪	Agent count to change 0.0% to 1.0% over full year 2023, changed from negative 1.0% to positive 1.0%;
▪	Revenue in a range of $306.0 million to $311.0 million (including revenue from the Marketing Funds in a range of $78.5 million to $80.5 million), changed from $305.0 million to $315.0 million (including revenue from the Marketing Funds in a range of $78.0 million to $82.0 million); and
▪	Adjusted EBITDA in a range of $95.0 million to $98.0 million, changed from $93.0 million to $98.0 million.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, November 1, 2024, beginning at 8:30 a.m. Eastern Time. Interested parties can register in advance for the conference call using the link below:

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 3 of 16

https://registrations.events/direct/Q4I941153

Interested parties also can access a live webcast through the Investor Relations section of the Company’s website at http://investors.remaxholdings.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company’s website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Revenue excluding the Marketing Funds is a non-GAAP measure of financial performance that differs from U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and a reconciliation to the most directly comparable U.S. GAAP measure is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue excluding the Marketing Funds:
Total revenue	$78,478	$81,223	$235,218	$249,071
Less: Marketing Funds fees	20,098	20,853	60,331	63,272
Revenue excluding the Marketing Funds	$58,380	$60,370	$174,887	$185,799

2The Company defines organic revenue growth as revenue growth from continuing operations excluding (i) revenue from Marketing Funds, (ii) revenue from acquisitions, and (iii) the impact of foreign currency movements. The Company defines revenue from acquisitions as the revenue generated from the date of an acquisition to its first anniversary (excluding Marketing Funds revenue related to acquisitions where applicable).

3Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

4Total open Motto Mortgage franchises includes only “bricks and mortar” offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any “virtual” offices or BranchiseSM offices.

# # #

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in nearly 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., has grown to over 225 offices across more than 40 states.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 4 of 16

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to agent count; Motto open offices; franchise sales; revenue; operating expenses and cost management; the Company’s outlook for the fourth quarter and full year 2024; non-GAAP financial measures; housing and mortgage market conditions; interest rates; the amount of fee waivers to affiliates affected by recent hurricanes and the impact of such fee waivers on our fourth quarter and full year 2024 outlook; operational efficiencies; business optimization and delivering the absolute best customer experience; development of new revenue opportunities; our strong margin performance being an encouraging trend; increasing optimism about future interest rates; our growing global agent count and our bold new initiatives, including enhanced technology, improved customer experience with leads, and monetizing our digital assets; and being well positioned to finish the year with positive momentum. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company’s ability to enhance, market, and protect its brands, (7) the Company’s ability to implement its technology initiatives, (8) risks related to the Company’s leadership transition, (9) fluctuations in foreign currency exchange rates, (10) the nature and amount of the exclusion of charges in future periods when determining Adjusted EBITDA is subject to uncertainty and may not be similar to such charges in prior periods, and (11) those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Andy Schulz	Kimberly Golladay
(303) 796-3287	(303) 224-4258
aschulz@remax.com	kgolladay@remax.com

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 5 of 16

TABLE 1

RE/MAX Holdings, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Continuing franchise fees	$30,798	$31,834	$92,223	$96,011
Annual dues	7,969	8,456	24,345	25,661
Broker fees	14,915	14,255	40,159	39,468
Marketing Funds fees	20,098	20,853	60,331	63,272
Franchise sales and other revenue	4,698	5,825	18,160	24,659
Total revenue	78,478	81,223	235,218	249,071
Operating expenses:
Selling, operating and administrative expenses	35,932	43,090	116,488	132,417
Marketing Funds expenses	20,098	20,853	60,331	63,272
Depreciation and amortization	7,237	8,195	22,489	24,236
Settlement and impairment charges	—	55,000	—	55,000
Gain on reduction in tax receivable agreement liability	—	(24,917)	—	(24,917)
Total operating expenses	63,267	102,221	199,308	250,008
Operating income (loss)	15,211	(20,998)	35,910	(937)
Other expenses, net:
Interest expense	(9,249)	(9,292)	(27,696)	(26,377)
Interest income	885	1,173	2,835	3,318
Foreign currency transaction gains (losses)	74	125	(568)	383
Total other expenses, net	(8,290)	(7,994)	(25,429)	(22,676)
Income (loss) before provision for income taxes	6,921	(28,992)	10,481	(23,613)
Provision for income taxes	(3,507)	(53,680)	(6,484)	(56,494)
Net income (loss)	$3,414	$(82,672)	$3,997	$(80,107)
Less: net income (loss) attributable to non-controlling interest	2,448	(23,218)	2,679	(21,992)
Net income (loss) attributable to RE/MAX Holdings, Inc.	$966	$(59,454)	$1,318	$(58,115)

Net income (loss) attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.05	$(3.28)	$0.07	$(3.22)
Diluted	$0.05	$(3.28)	$0.07	$(3.22)
Weighted average shares of Class A common stock outstanding
Basic	18,863,793	18,150,557	18,733,190	18,064,009
Diluted	19,483,798	18,150,557	19,063,279	18,064,009
Cash dividends declared per share of Class A common stock	$—	$0.23	$—	$0.69

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 6 of 16

TABLE 2

RE/MAX Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	As of
	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$83,779	$82,623
Restricted cash	72,599	43,140
Accounts and notes receivable, current portion, net of allowances	30,598	33,427
Income taxes receivable	1,693	1,706
Other current assets	13,224	15,669
Total current assets	201,893	176,565
Property and equipment, net of accumulated depreciation	8,295	8,633
Operating lease right of use assets	19,209	23,013
Franchise agreements, net	87,346	101,516
Other intangible assets, net	15,297	19,176
Goodwill	240,102	241,164
Other assets, net of current portion	6,507	7,083
Total assets	$578,649	$577,150
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$5,347	$4,700
Accrued liabilities	105,132	107,434
Income taxes payable	1,274	766
Deferred revenue	22,625	23,077
Current portion of debt	4,600	4,600
Current portion of payable pursuant to tax receivable agreements	285	822
Operating lease liabilities	8,437	7,920
Total current liabilities	147,700	149,319
Debt, net of current portion	437,176	439,980
Deferred tax liabilities	11,281	10,797
Deferred revenue, net of current portion	15,482	17,607
Operating lease liabilities, net of current portion	25,044	31,479
Other liabilities, net of current portion	3,729	4,029
Total liabilities	640,412	653,211
Commitments and contingencies
Stockholders' equity (deficit):
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,872,052 and 18,269,284 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	562,594	550,637
Accumulated deficit	(139,524)	(140,217)
Accumulated other comprehensive income (deficit), net of tax	35	638
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	423,107	411,060
Non-controlling interest	(484,870)	(487,121)
Total stockholders' equity (deficit)	(61,763)	(76,061)
Total liabilities and stockholders' equity (deficit)	$578,649	$577,150

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 7 of 16

TABLE 3

RE/MAX Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$3,997	$(80,107)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,489	24,236
Equity-based compensation expense	14,443	14,050
Bad debt expense	1,039	4,903
Deferred income tax expense (benefit)	434	51,799
Fair value adjustments to contingent consideration	(300)	(379)
Settlement payment, net	—	55,000
Loss (gain) on sale or disposition of assets, net	160	386
Non-cash lease benefit	(2,110)	(2,242)
Non-cash debt charges	646	644
Payment of contingent consideration in excess of acquisition date fair value	(360)	—
Gain on reduction in tax receivable agreement liability	—	(24,917)
Other, net	53	(73)
Changes in operating assets and liabilities	2,376	(23,675)
Net cash provided by operating activities	42,867	19,625
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(5,821)	(4,249)
Other	698	679
Net cash used in investing activities	(5,123)	(3,570)
Cash flows from financing activities:
Payments on debt	(3,450)	(3,450)
Distributions paid to non-controlling unitholders	—	(8,667)
Dividends and dividend equivalents paid to Class A common stockholders	(591)	(13,492)
Payments related to tax withholding for share-based compensation	(2,548)	(4,014)
Common shares repurchased	—	(3,408)
Payment of contingent consideration	—	(360)
Other financing	(21)	—
Net cash used in financing activities	(6,610)	(33,391)
Effect of exchange rate changes on cash	(519)	21
Net increase (decrease) in cash, cash equivalents and restricted cash	30,615	(17,315)
Cash, cash equivalents and restricted cash, beginning of period	125,763	138,128
Cash, cash equivalents and restricted cash, end of period	$156,378	$120,813

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 8 of 16

TABLE 4

RE/MAX Holdings, Inc.

Agent Count

(Unaudited)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023	2023	2023	2022	2022
Agent Count:
U.S.
Company-Owned Regions	46,283	46,780	47,302	48,401	49,576	50,011	50,340	51,491	52,804
Independent Regions	6,525	6,626	6,617	6,730	6,918	6,976	7,110	7,228	7,311
U.S. Total	52,808	53,406	53,919	55,131	56,494	56,987	57,450	58,719	60,115
Canada
Company-Owned Regions	20,515	20,347	20,151	20,270	20,389	20,354	20,172	20,228	20,174
Independent Regions	4,878	4,846	4,885	4,898	4,899	4,864	4,899	4,892	4,844
Canada Total	25,393	25,193	25,036	25,168	25,288	25,218	25,071	25,120	25,018
U.S. and Canada Total	78,201	78,599	78,955	80,299	81,782	82,205	82,521	83,839	85,133
Outside U.S. and Canada
Independent Regions	67,282	64,943	64,332	64,536	63,527	62,305	61,002	60,175	59,167
Outside U.S. and Canada Total	67,282	64,943	64,332	64,536	63,527	62,305	61,002	60,175	59,167
Total	145,483	143,542	143,287	144,835	145,309	144,510	143,523	144,014	144,300

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 9 of 16

TABLE 5

RE/MAX Holdings, Inc.

Adjusted EBITDA Reconciliation to Net Income (Loss)

(In thousands, except percentages)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$3,414	$(82,672)	$3,997	$(80,107)
Depreciation and amortization	7,237	8,195	22,489	24,236
Interest expense	9,249	9,292	27,696	26,377
Interest income	(885)	(1,173)	(2,835)	(3,318)
Provision for income taxes	3,507	53,680	6,484	56,494
EBITDA	22,522	(12,678)	57,831	23,682
Settlement charge (1)	—	55,000	—	55,000
Equity-based compensation expense	4,618	4,891	14,443	14,050
Acquisition-related expense (2)	—	59	—	160
Fair value adjustments to contingent consideration (3)	(437)	(280)	(300)	(379)
Restructuring charges (4)	(18)	4,278	(59)	4,245
Gain on reduction in tax receivable agreement liability (5)	—	(24,917)	—	(24,917)
Other (6)	605	395	2,444	1,471
Adjusted EBITDA (7)	$27,290	$26,748	$74,359	$73,312
Adjusted EBITDA Margin (7)	34.8%	32.9%	31.6%	29.4%

(1)	Represents the settlement of industry class-action lawsuits.
(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)	During the third quarter of 2023, the Company announced a reduction in force and reorganization intended to streamline the Company’s operations and yield cost savings over the long term.
(5)	Gain on reduction in tax receivable agreement liability is a result of a valuation allowance on deferred tax assets recorded during the third quarter of 2023.
(6)	Other is primarily made up of employee retention related expenses from the Company’s CEO transition.
(7)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 10 of 16

TABLE 6

RE/MAX Holdings, Inc.

Adjusted Net Income (Loss) and Adjusted Earnings per Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$3,414	$(82,672)	$3,997	$(80,107)
Amortization of acquired intangible assets	4,672	5,768	15,085	17,299
Provision for income taxes	3,507	53,680	6,484	56,494
Add-backs:
Settlement charge (1)	—	55,000	—	55,000
Equity-based compensation expense	4,618	4,891	14,443	14,050
Acquisition-related expense (2)	—	59	—	160
Fair value adjustments to contingent consideration (3)	(437)	(280)	(300)	(379)
Restructuring charges (4)	(18)	4,278	(59)	4,245
Gain on reduction in tax receivable agreement liability (5)	—	(24,917)	—	(24,917)
Other (6)	605	395	2,444	1,471
Adjusted pre-tax net income	16,361	16,202	42,094	43,316
Less: Provision for income taxes at 25% (7)	(4,091)	(4,051)	(10,524)	(10,829)
Adjusted net income (8)	$12,270	$12,151	$31,570	$32,487

Total basic pro forma shares outstanding	31,423,393	30,710,157	31,292,790	30,623,609
Total diluted pro forma shares outstanding	32,043,398	30,710,157	31,622,879	30,623,609

Adjusted net income basic earnings per share (8)	$0.39	$0.40	$1.01	$1.06
Adjusted net income diluted earnings per share (8)	$0.38	$0.40	$1.00	$1.06

(1)	Represents the settlement of industry class-action lawsuits.
(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)	During the third quarter of 2023, the Company announced a reduction in force and reorganization intended to streamline the Company’s operations and yield cost savings over the long term.
(5)	Gain on reduction in tax receivable agreement liability is a result of a valuation allowance on deferred tax assets recorded during the third quarter of 2023.
(6)	Other is primarily made up of employee retention related expenses from the Company’s CEO transition.
(7)	The long-term tax rate assumes the exchange of all outstanding non-controlling interest partnership units for Class A Common Stock that (a) removes the impact of unusual, non-recurring tax matters and (b) does not estimate the residual impacts to foreign taxes of additional step-ups in tax basis from an exchange because that is dependent on stock prices at the time of such exchange and the calculation is impracticable.
(8)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 11 of 16

TABLE 7

RE/MAX Holdings, Inc.

Pro Forma Shares Outstanding

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,863,793	18,150,557	18,733,190	18,064,009
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	31,423,393	30,710,157	31,292,790	30,623,609

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,863,793	18,150,557	18,733,190	18,064,009
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	620,005	—	330,089	—
Total diluted pro forma weighted average shares outstanding	32,043,398	30,710,157	31,622,879	30,623,609

(1)	In accordance with the treasury stock method.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 12 of 16

TABLE 8

RE/MAX Holdings, Inc.

Adjusted Free Cash Flow & Unencumbered Cash

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flow from operations	$42,867	$19,625
Less: Purchases of property, equipment and capitalization of software	(5,821)	(4,249)
(Increases) decreases in restricted cash of the Marketing Funds (1)	(1,959)	12,222
Adjusted free cash flow (2)	35,087	27,598

Adjusted free cash flow (2)	35,087	27,598
Less: Tax/Other non-dividend distributions to RIHI	—	—
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	35,087	27,598

Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	35,087	27,598
Less: Debt principal payments	(3,450)	(3,450)
Unencumbered cash generated (2)	$31,637	$24,148

Summary
Cash flow from operations	$42,867	$19,625
Adjusted free cash flow (2)	$35,087	$27,598
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	$35,087	$27,598
Unencumbered cash generated (2)	$31,637	$24,148

Adjusted EBITDA (2)	$74,359	$73,312
Adjusted free cash flow as % of Adjusted EBITDA (2)	47.2%	37.6%
Adjusted free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	47.2%	37.6%
Unencumbered cash generated as % of Adjusted EBITDA (2)	42.5%	32.9%

(1)	This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) to remove the impact of changes in restricted cash in determining adjusted free cash flow.
(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 13 of 16

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as revenue excluding the Marketing Funds, Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and adjusted free cash flow. These measures are derived based on methodologies other than in accordance with U.S. GAAP.

Revenue excluding the Marketing Funds is calculated directly from our consolidated financial statements as Total revenue less Marketing Funds fees.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, restructuring charges and other non-recurring items. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company’s results of operations. The Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	these measures do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its debt;

•	these measures do not reflect the Company’s income tax expense or the cash requirements to pay its taxes;

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 14 of 16

•	these measures do not reflect the cash requirements to pay dividends to stockholders of the Company’s Class A common stock and tax and other cash distributions to its non-controlling unitholders;

•	these measures do not reflect the cash requirements pursuant to the tax receivable agreements;

•	these measures do not reflect the cash requirements for share repurchases;

•	these measures do not reflect the cash requirements for the settlement of industry class-action lawsuits and other legal settlements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;

•	although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and

•	other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain or loss on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gains or losses from changes in the tax receivable agreement liability, expense or income related to changes in the fair value measurement of contingent consideration, restructuring charges and other non-recurring items. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company’s operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense, restructuring charges and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 15 of 16

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company’s performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

•	facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;

•	facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company’s operating performance; and

•	eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company’s operating performance.

Adjusted free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to adjusted free cash flow is removed. The Company believes adjusted free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential Independent Region and strategic acquisitions, dividend payments or other strategic uses of cash.

Adjusted free cash flow after tax and non-dividend distributions to RIHI is calculated as adjusted free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company’s consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company’s ongoing tax and non-dividend distribution obligations to its non-controlling interest, adjusted free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as adjusted free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company’s excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

RE/MAX Holdings, Inc. – Third Quarter 2024	Page 16 of 16